Exhibit 2.2

Certificate of Amendment of the

Certificate of Incorporation

of

Emerald Health Pharmaceuticals Inc.,

a Delaware corporation

Emerald Health Pharmaceuticals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) (the “Corporation”),

DOES HEREBY CERTIFY:

First: That the name of the Corporation is Emerald Health Pharmaceuticals Inc. The Corporation was originally incorporated under the same name.

Second: That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 2, 2017.

Third: Article 4 of the Certificate of Incorporation of the Corporation shall be amended by deleting it in its entirety and substituting the following therefore:

4. The total number of shares of all classes of stock that the Corporation is authorized to issue is One Hundred Million (100,000,000) shares of Common Stock with a par value of $0.0001 per share.

Fourth: This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law.

[Remainder of Page Left Intentionally Blank]

In Witness Whereof, this Certificate of Amendment has been executed as of this 29th day of January, 2018.

Emerald Health Pharmaceuticals Inc.

By:	/s/ James DeMesa
Name:	James DeMesa
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment]